Exhibit 4.15

DESCRIPTION OF SEALED AIR CORPORATION COMMON STOCK

The following description of our common stock, which is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated by-laws (the “By-laws”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the Certificate of Incorporation and By-laws, as well as applicable provisions of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), for more information.

References herein to “we,” “our,” “us,” the “Company” or “Sealed Air” refers to Sealed Air Corporation, a Delaware corporation.

Authorized Shares

We are authorized to issue up to 400,000,000 shares of common stock, par value $0.10 per share. There were 154,670,740 shares of our common stock issued and outstanding as of February 21, 2020. We are authorized to issue up to 50,000,000 shares of preferred stock, par value $0.10 per share. No shares of our preferred stock were issued and outstanding as of February 21, 2020.

Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SEE.” Any additional common stock we issue will also be listed on the New York Stock Exchange.

Dividends

Dividends on shares of common stock may be declared by our Board of Directors (the “Board”) from the surplus or net profits of the Company to the extent such funds are legally available for the payment of dividends. We are incorporated in Delaware and are governed by Delaware law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if no such surplus exists, out of the corporation’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets).

Voting Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Liquidation and Other Rights

In the event of any liquidation, holders of common stock will be entitled to share on a pro rata basis in all of the remaining assets and funds available for distribution under such liquidation, subject to the payment in full of all claims of creditors and prior rights of any class or series of preferred stock then outstanding. The rights of holders of common stock may only be modified by a vote of a majority of the shares outstanding or through the issuance of preferred stock as authorized in the Certificate of Incorporation.

The shares of common stock have no preemptive, conversion or similar rights. The shares of common stock also have no redemption rights. The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable. Our common stock is not subject to any provision discriminating against any existing or prospective holder of the Company’s common stock as a result of such holder owning a substantial amount of common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge.
Anti-takeover Effects of Our Certificate of Incorporation and By-laws and Delaware Law
Some provisions of our Certificate of Incorporation and By-laws and of Delaware law may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Size of Board and Vacancies. The number of directors on our Board will be fixed exclusively by our Board. Newly created directorships resulting from any increase in our authorized number of directors and vacancies will be filled by a majority of our directors then in office, though less than a quorum, or by a sole remaining director. A vacancy shall be deemed to exist in the case of death, removal or resignation of any director, or if stockholders fail at any meeting of stockholders at which directors are to be elected to elect the number of directors then constituting the whole Board.
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our By-laws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board.
No Cumulative Voting. Our Certificate of Incorporation and By-laws do not provide for cumulative voting in the election of directors.
Undesignated Preferred Stock. The authorization in our Certificate of Incorporation of undesignated preferred stock makes it possible for our Board to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. The provision in our Certificate of Incorporation authorizing such preferred stock may have the effect of deferring hostile takeovers or delaying changes of control of our management.
Delaware Anti-takeover Law. We are subject to Section 203 of the DGCL an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.
Limitation on Liability of Directors and Indemnification of Directors and Officers
Section 145 of the DGCL provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person’s conduct was unlawful; (2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a present or former director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

Our Certificate of Incorporation and By-laws provide that, to the fullest extent legally permitted by the DGCL, we will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company or for its benefit as a director, officer employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, from and against any and all expenses, liabilities and losses (including without limitation attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.
Our Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL and our By-Laws permit the purchase by the Company of insurance for indemnification of directors and officers. We currently maintain directors and officers liability insurance.

Other Features of Our Certificate of Incorporation and By-Laws

Proxy Access. Our By-laws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director candidates to occupy up to two or 20% of our board seats (whichever is greater), provided that such stockholders or group of stockholders satisfies the requirements set forth in the By-laws.
Special Meetings. Special meetings of the stockholders may be called by the chair of the Board, by the chief executive officer or by resolution of the Board and, subject to the procedures set forth in our By-laws, shall be called by the chief executive officer or the secretary at the request in writing of stockholders owning a majority of the voting power of the then outstanding voting stock of the Company.